Exhibit 1

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for
Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

07/17/2020

Work Order Item Number:	W2020071601365-703693
Filing Number:	20200791674
Filing Type:	Amendment After Issuance of Stock
Filing Date/Time:	7/16/2020 12:49:00 PM
Filing Page(s):	3

Indexed Entity Information:

Entity ID: E0447522006-1 **Entity Name:** AS CAPITAL, INC.

Entity Status: Active **Expiration Date:** None

Commercial Registered Agent

INCSMART.BIZ, INC.

2616 Willow Wren Dr., North Las Vegas, NV 89084, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Page 1 of 1

Commercial Recording Division
202 N. Carson Street

Filed in the Office of Secretary of State State Of Nevada Business Number E0447522006 - 1 Filing Number 20200791674 Filed On 7/16/2020 12:49:00 PM Number of Pages 3

The first sentence of Article IV shall be removed and replaced with the following : The aggregate number of shares that the Corporation will have authority to issue is Five Hundred Ten Million (510 , 000 , 000) shares with Five Hundred Million (500,000,000) be issued as Common Stock , with a par value of$ 0.0001 per share, and Ten Million (10 , 000 , 000) issued as Preferred stock with a par value of$ 0 . 0001 per share .

NEVADA STATE BUSINESS LICENSE AS CAPITAL, INC. Nevada Business Identification # NV20061076146 Expiration Date: 06/30/2020 In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada . Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration. License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which, by law, cannot be waived . Certificate Number: B20200717933759 You may verify this certificate online at http://www.nvsos.gov IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on 07/17/2020. BARBARA K. CEGAVSKE Secretary of State